Exhibit 99.3

[Unofficial Translation]

June 30, 2019

To
Mr. Itzhak Aviram, Adv.
7 Masada Street Bnei Brak	via Fax No. 03-7522095 Without Prejudice

Dear Sir,

Re:  O.S. 40194-06-19 Capital Point Ltd. v. Can-Fite BioPharma Ltd.

On behalf of our Client, Capital Point Ltd. Company, we hereby address you as follows:

1.
As you are aware, in the judgment that was rendered today in the above referenced case and in the presence of the parties, the Court dismissed the position of your Client, Can-Fite BioPharma Ltd. (hereinafter: the “Company”), and instructed that the relief our Client requested be granted, pursuant to which the Company must immediately convene a Special Meeting of its shareholders, whereby the termination of the term in office of all the Company’s current members of the Board of Directors (except the external directors)  and the appointment of directors as detailed in our Client’s request of 23.5.2019 (hereinafter: the “Judgment” and the “Special Meeting”) be on the agenda of the said meeting.

2.
By doing so, the Court in practice determined that the Company’s decision to refuse our Client’s demand to summon a Special Meeting conflicts with the law and constitutes a blatant violation of the provisions in the Companies Law, 5759 - 1999 (hereinafter: the “Companies Law”) and of the Company’s Articles.

3.
In light of the above, the Company’s Board of Directors is required to summon, forthwith, a Special Meeting as stated above no later than within 35 days of today, and to instruct that the effective date to participate in the voting to be held at the Special Meeting is within 10 days of publishing the summons to said meeting.

4.
Furthermore, and so that our Client’s rights are not prejudiced, we reiterate our demand that the Company’s Board of Directors refrain from taking any action which may affect the Company’s capital structure, whether as a result of raising monies or as a result of a transaction with assets within the framework of which the Company will allot shares to a third party in consideration for assets it is to purchase, and this until the decision of the Special Meeting regarding the appointment of directors, and in particular since there is no justification for such an additional raising of capital, also in light of the declarations that were made on the Company’s part at the hearing that was held today in the above referenced case.

5.
Without derogating from the provisions above, and as stated in our letter of 23.5.2019, we hereby notify you that our Client intends to participate in any raising of capital of any type and kind which the Company intends on conducting.

6.
Therefore, the Company is required to notify our Client - in advance and as soon as possible - of any such raising of capital and to allow our client to participate in said raising of capital and to extend the necessary financing to the Company, by such a manner that the holdings of our Client in the Company’s shares is not prejudiced.

7.
It is hereby explicitly clarified that should the Company’s Board of Directors fail to act in accordance with the above, this will be considered a grave matter - contrary to the law and the Company’s Articles - which is expected to cause the Company and our Client to sustain damages.

8.
For the avoidance of doubt, it is hereby clarified that our Client will insist upon its rights by law, including our Client viewing member of the Board of Directors as personally liable for any damage and/or loss the Company and/or its shareholders sustain, including but not limited to our Client, resulting from such actions and/or omissions, including but not limited to in connection with a change in the Company’s capital structure as a result of raising funds or as a result of a transaction with assets, within the framework of which the Company allots shares to a third party in consideration for assets it is to purchase, and including but not limited to in accordance with the provisions in Section 65(b) to the Companies Law explicitly determining that under circumstances that the Company’s Board of Directors does not summon a Special Meeting as required, the directors responsible for not convening such a meeting must reimburse the Company of the expenses that are adjudicated against it.

9.
The Members of the Company’s Board of Directors are therefore required to uphold the provisions in the judgment verbatim, to instruct that the Special Meeting be convened as stated above immediately, and to uphold the provisions in our letter above.

10.
The provisions in this letter do not derogate from and/or prejudice any right and/or allegation and/or relief available to our Client against the Company and/or against any of the members of the Company’s Board of Directors.

Sincerely and Respectfully,

/s/ Amir Avni
Amir Avni, Adv.